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                                  EXHIBIT 16.1


May 7, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549

Dear Sir/Madam:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 7, 2002 of Martha Stewart Living Omnimedia, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
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ARTHUR ANDERSEN LLP





Copy to:        Mr. James Follo, Martha Stewart Living Omnimedia, Inc.